EXHIBIT 99.1

GrafTech Reports Second Quarter 2023 Results

Solid Execution in a Challenging Environment Leads to Sequential Improvement in Key Metrics

BROOKLYN HEIGHTS, Ohio - August 4, 2023 - GrafTech International Ltd. (NYSE: EAF) ("GrafTech" or the "Company") today announced unaudited financial results for the quarter and six months ended June 30, 2023.
Second Quarter 2023 Highlights
•Net loss of $8 million, or $0.03 per share(1)
•Adjusted EBITDA(2) of $26 million
•Sales volume of 26 thousand metric tons ("MT")
•Production volume of 25 thousand MT
•Extended debt maturity profile by completing a private offering of $450 million senior secured notes due 2028
•Net proceeds of offering were used to repay debt outstanding under the Company's secured term loan due 2025
CEO Comments
"During the second quarter, we achieved sequential improvement in key operating and financial metrics, as the business began to recover from the impact of the suspension of our operations in Mexico in late 2022," said Marcel Kessler, Chief Executive Officer and President. “This included quarter-over-quarter growth in sales volume and adjusted EBITDA, along with a modest reduction in costs on a per metric ton basis, consistent with our expectations. As we proceed through the second half of 2023, we are seeing ongoing softness in the commercial environment as steel industry production remains constrained by global economic uncertainty. As a result, we have tempered our outlook for the last six months of 2023."
"We remain pleased with the execution of our plans to navigate the current market uncertainties while further improving our strategic position to capitalize on sustainable industry tailwinds," said Mr. Kessler. "Key initiatives included the successful restart of production activities at our St. Marys, Pennsylvania facility. As these activities ramp up, they will provide important risk mitigation related to pin stock, as well as increased operational flexibility for our global manufacturing footprint. In addition, we have made targeted investments to expand our commercial and technical service capabilities in key geographies, reflecting our commitment to offer comprehensive support to our customers located across the globe. With these actions, supported by an industry-leading position in supplying high-quality graphite electrodes to the growing electric arc furnace industry, we remain confident in our ability to deliver shareholder value over the long term."

EXHIBIT 99.1
Second Quarter 2023 Financial Performance

(dollars in thousands, except per share amounts)				Six Months Ended
				June 30,
	Q2 2023	Q1 2023	Q2 2022	2023	2022
Net sales	$185,561	$138,802	$363,646	$324,363	$729,891
Net (loss) income	$(7,851)	$(7,369)	$114,997	$(15,220)	$239,180
(Loss) earnings per share(1)	$(0.03)	$(0.03)	$0.44	$(0.06)	$0.92
Net cash (used in) provided by operating activities	$(9,024)	$24,798	$60,123	$15,774	$206,439

Adjusted net (loss) income(2)	$(5,768)	$(5,549)	$115,102	$(11,317)	$241,022
Adjusted (loss) earnings per share(1)(2)	$(0.02)	$(0.02)	$0.44	$(0.04)	$0.92
Adjusted EBITDA(2)	$26,022	$15,115	$158,196	$41,137	$327,796
Adjusted free cash flow(2)	$281	$3,157	$47,084	$3,438	$176,101

Net sales for the second quarter of 2023 were $186 million, a decrease of 49% compared to $364 million in the second quarter of 2022, primarily reflecting lower sales volume driven by the residual impact of the suspension of our operations in Monterrey, Mexico that began near the end of the third quarter of 2022. Although the facility resumed production during the fourth quarter of 2022, the suspension coincided with a key commitment window for customer purchases primarily covering the first six months of 2023. The resulting uncertainty during this period limited our ability to enter into new customer commitments for the first half of 2023. The lower sales volume was also attributable to industry-wide softness in demand for graphite electrodes. A shift in the mix of our business from volume derived from our take-or-pay agreements that had initial terms of three-to-five years ("LTA") to volume derived from short-term agreements and spot sales ("non-LTA") further contributed to the decline in net sales.
Net loss for the second quarter of 2023 was $8 million, or $0.03 per share, for a net loss margin of 4%. This compares to net income of $115 million, or $0.44 per share, in the second quarter of 2022. Adjusted EBITDA(2) was $26 million in the second quarter of 2023, compared to $158 million in the second quarter of 2022, with the decline primarily reflecting lower sales volume, higher costs on a per MT basis and the shift in the mix of our business from LTA volume to non-LTA volume. Adjusted EBITDA margin(3) was 14% for the second quarter of 2023.
In the second quarter of 2023, net cash used in operating activities was $9 million and adjusted free cash flow(2) was $0.3 million. The decline in cash flow compared to the second quarter of 2022 was primarily driven by lower net income, partially offset by a decrease in cash used related to the net change in working capital.

EXHIBIT 99.1
Operational and Commercial Update

Key operating metrics				Six Months Ended
				June 30,
(in thousands, except percentages)	Q2 2023	Q1 2023	Q2 2022	2023	2022
Sales volume (MT)	26.4	16.9	42.3	43.3	85.6
Production volume (MT)(4)	25.2	15.8	43.9	41.0	90.0
Total production capacity (MT)(5)(6)	58.0	58.0	58.0	116.0	116.0
Total capacity utilization(6)(7)	43%	27%	76%	35%	78%
Production capacity excluding St. Marys (MT)(5)(8)	51.0	51.0	51.0	102.0	102.0
Capacity utilization excluding St. Marys(7)(8)	49%	31%	86%	40%	88%

Sales volume for the second quarter of 2023 was 26.4 thousand MT, consisting of 8.5 thousand MT of LTA volume and 17.9 thousand MT of non-LTA volume, and decreased 38% compared to the second quarter of 2022.
For the second quarter of 2023, the weighted-average realized price for our LTA volume was $9,000 per MT. For our non-LTA volume, the weighted-average realized price for graphite electrodes delivered and recognized in revenue in the second quarter of 2023 was $5,600 per MT, a decrease of 6% compared to the second quarter of 2022 reflecting the softer commercial environment.
Production volume was 25.2 thousand MT in the second quarter of 2023, a decrease of 43% compared to the second quarter of 2022, as we proactively reduced our production volume to align with our evolving demand outlook and to manage our working capital levels.
The table of estimated shipments of graphite electrodes under existing LTAs remains as follows, reflecting our current expectations for the full years of 2023 and 2024:

	2023	2024
Estimated LTA volume (in thousands of MT)	27 - 31	13 - 16
Estimated LTA revenue (in millions)	$235 - $265	$100 - $135(9)

EXHIBIT 99.1
Capital Structure and Capital Allocation
During the second quarter of 2023, we completed a $450 million private offering of senior secured notes. This transaction extended our debt maturities to 2028 as the net proceeds from this offering were used to repay the debt outstanding under the secured term loan that was scheduled to mature in 2025 under our credit agreement.
As of June 30, 2023, we had cash and cash equivalents of $132 million and gross debt(10) of $950 million, resulting in net debt(11) of approximately $818 million. The Company's current capital allocation approach is focused on maintaining sufficient liquidity as we recover from the impact of the temporary suspension of our operations in Monterrey, Mexico, while making targeted investments to support long-term growth. On August 2, 2023, the Company's Board of Directors elected to suspend the quarterly cash dividend of $0.01 per share. We continue to anticipate our full-year capital expenditures will be in the range of $55 million to $60 million in 2023.
Outlook
While we continue to move past the Monterrey suspension-driven impact on our sales volume, we expect demand for graphite electrodes in the second half of 2023 will be tempered by ongoing softness in the commercial environment. As a result, we now estimate our sales volume for the full year of 2023 will be in the range of 95 thousand MT to 105 thousand MT, as compared to our previous estimate of 100 thousand MT to 115 thousand MT. Sales volume in the third quarter of 2023 is expected to be broadly in line with sales volume for the second quarter of 2023.
We expect our cash cost of goods sold per MT in the second half of 2023 will be below the level recognized for the first half of the year. However, for the full year of 2023, we expect a significant year-over-year increase in our cash cost of goods sold per MT as (1) fixed costs are recognized over a smaller volume base, (2) excess fixed costs that would have otherwise been inventoried are recognized when incurred due to reduced production levels and (3) reflecting the full-year impact of higher raw material costs that increased throughout 2022. We continue to closely manage our operating costs and capital expenditures, as well as our working capital levels.
Looking ahead, we remain confident in our ability to overcome near-term challenges and are optimistic about the long-term outlook for our business. We anticipate the steel industry’s accelerating efforts to decarbonize will lead to increased adoption of the electric arc furnace method of steelmaking, driving long-term demand growth for graphite electrodes. We also anticipate the demand for petroleum needle coke, the key raw material we use to produce graphite electrodes, to accelerate driven by its utilization in producing synthetic graphite for use in lithium-ion batteries for the growing electric vehicle market. We believe that the actions we are taking, supported by a distinct set of capabilities, including our substantial vertical integration into petroleum needle coke via our Seadrift facility, will optimally position GrafTech to benefit from these sustainable industry tailwinds.

EXHIBIT 99.1
Conference Call Information
In connection with this earnings release, you are invited to listen to our earnings call being held on August 4, 2023 at 10:00 a.m. (EDT). The webcast and accompanying slide presentation will be available on our investor relations website at: http://ir.graftech.com. The earnings call dial-in number is +1 (888) 886-7786 toll-free in North America or +1 (416) 764-8658 for overseas calls, conference ID: 76854275. Archived replays of the conference call and webcast will be made available on our investor relations website at: http://ir.graftech.com. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission ("SEC") and other information available at: www.GrafTech.com. The information on our website is not part of this release or any report we file or furnish to the SEC.
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.
________________________

(1)    (Loss) earnings per share represents diluted (loss) earnings per share. Adjusted (loss) earnings per share represents diluted adjusted (loss) earnings per share.
(2)    A non-GAAP financial measure, see below for more information and reconciliations to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").
(3)    A non-GAAP financial measure, adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (Q2 2023 adjusted EBITDA of $26 million/Q2 2023 net sales of $186 million).
(4)    Production volume reflects graphite electrodes we produced during the period.
(5)    Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.
(6)    Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; Pamplona, Spain; and St. Marys, Pennsylvania.
(7)    Capacity utilization reflects production volume as a percentage of production capacity.
(8)    Our St. Marys, Pennsylvania facility graphitizes a limited number of electrodes and pins sourced from our Monterrey, Mexico facility. The remaining production processes at St. Marys were restarted in the second quarter of 2023, with activities expected to ramp up over time to support future demand.
(9)    Includes expected termination fees from a few customers that have failed to meet certain obligations under their LTAs.
(10)    Gross debt reflects the notional value of our outstanding debt and excludes unamortized debt discount and issuance costs.
(11)    A non-GAAP financial measure, net debt is calculated as gross debt minus cash and cash equivalents (June 30, 2023 gross debt of $950 million less June 30, 2023 cash and cash equivalents of $132 million).

EXHIBIT 99.1
Cautionary Note Regarding Forward-Looking Statements
This press release and related discussions may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, anticipated levels of capital expenditures, the suspension of our dividend, including the frequency and amount of any dividend we may pay, and guidance relating to earnings per share and adjusted EBITDA. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the cyclical nature of our business and the selling prices of our products, which may decline in the future, may lead to periods of reduced profitability and net losses; the sensitivity of our business and operating results to economic conditions, including any recession, and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; the possibility that we may be unable to implement our business strategies in an effective manner; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry; our dependence on the supply of raw materials, including decant oil and petroleum needle coke, and disruptions in supply chains for these materials; our reliance on one facility in Monterrey, Mexico for the manufacturing of connecting pins; the availability and cost of electric power and natural gas, particularly in Europe; our manufacturing operations are subject to hazards; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as the COVID-19 pandemic, political crises or other catastrophic events; the risks and uncertainties associated with litigation, arbitration, and like disputes, including disputes related to contractual commitments; our dependence on

EXHIBIT 99.1
third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are subject to information technology systems failures, cybersecurity attacks, network disruptions and breaches of data security; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the sensitivity of goodwill on our balance sheet to changes in the market; our dependence on protecting our intellectual property and the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the impact of inflation and our ability to mitigate the effect on our costs; the impact of macroeconomic and geopolitical events, including developments arising from the COVID-19 pandemic and the conflict between Russia and Ukraine, on our business, results of operations, financial condition and cash flows, and the disruptions and inefficiencies in our supply chain that may occur as a result of such events; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; recent increases in benchmark interest rates and the fact that borrowings under certain of our existing financing agreements subject us to interest rate risk; the possibility that disruptions in the capital and credit markets could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; the possibility that the market price of our common stock could be negatively affected by sales of substantial amounts of our common stock, including by Brookfield Corporation and its affiliates (together, "Brookfield"); the fact that our stockholders have the right to engage or invest in the same or similar businesses as us; and the possibility that the cash dividends on our common stock, which are currently suspended, will remain suspended and we may not pay cash dividends on our common stock in the future.
These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our most recent Annual Report on Form 10-K and other filings with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this press release that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

EXHIBIT 99.1
Non‑GAAP Financial Measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net (loss) income, adjusted (loss) earnings per share, free cash flow, adjusted free cash flow, net debt and cash cost of goods sold per MT are non-GAAP financial measures.
We define EBITDA, a non‑GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA, a non-GAAP financial measure, as EBITDA adjusted by any pension and other post-employment benefit ("OPEB") plan expenses or benefits, adjustments for public offerings and related expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense and related party payable - Tax Receivable Agreement adjustments. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. Adjusted EBITDA margin is also a non-GAAP financial measure used by our management and our Board of Directors as supplemental information to assess the Company’s operational performance and is calculated as adjusted EBITDA divided by net sales. In addition, we believe adjusted EBITDA, adjusted EBITDA margin and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities.
Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;
•adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•adjusted EBITDA does not reflect expenses or benefits relating to our pension and OPEB plans;
•adjusted EBITDA does not reflect public offerings and related expenses;
•adjusted EBITDA does not reflect the non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;

EXHIBIT 99.1
•adjusted EBITDA does not reflect stock-based compensation expense;
•adjusted EBITDA does not reflect related party payable - Tax Receivable Agreement adjustments; and
•other companies, including companies in our industry, may calculate EBITDA, adjusted EBITDA and adjusted EBITDA margin differently, which reduces its usefulness as a comparative measure.
We define adjusted net (loss) income, a non‑GAAP financial measure, as net income or loss, excluding the items used to calculate adjusted EBITDA, less the tax effect of those adjustments. We define adjusted (loss) earnings per share, a non‑GAAP financial measure, as adjusted net (loss) income divided by the weighted average diluted common shares outstanding during the period. We believe adjusted net (loss) income and adjusted (loss) earnings per share are useful to present to investors because we believe that they assist investors’ understanding of the underlying operational profitability of the Company.
We define free cash flow, a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures. We define adjusted free cash flow, a non-GAAP financial measure, as free cash flow adjusted by payments made or received from the settlement of interest rate swap contracts and payments of the Change in Control charges that were triggered as a result of the ownership of our largest stockholder falling below 30% of our total outstanding shares. We use free cash flow and adjusted free cash flow as critical measures in the evaluation of liquidity in conjunction with related GAAP amounts. We also use these measures when considering available cash, including for decision-making purposes related to dividends and discretionary investments. Further, these measures help management, the audit committee, and investors evaluate a company's ability to generate liquidity from operating activities. For purposes of this release, a Change in Control occurred when Brookfield and any affiliates thereof ceased to own stock of the Company that constitutes at least thirty percent (30%) or thirty-five percent (35%), as applicable, of the total fair market value or total voting power of the stock of the Company (the "Change in Control").
We define net debt as gross debt (the most directly comparable GAAP measure) minus cash and cash equivalents. We believe this is an important measure as it is more representative of our financial position.
We define cash cost of goods sold per MT as cost of goods sold less depreciation and amortization and less cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes, with this total divided by our sales volume measured in MT. We believe this is an important measure as it is used by our management and Board of Directors to evaluate our costs on a per MT basis.
In evaluating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net (loss) income, adjusted (loss) earnings per share, free cash flow and adjusted free cash flow, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliations presented below. Our presentations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net (loss) income, adjusted (loss) earnings per share, free cash flow and adjusted free cash flow should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider EBITDA,

EXHIBIT 99.1
adjusted EBITDA, adjusted EBITDA margin, adjusted net (loss) income, adjusted (loss) earnings per share, free cash flow and adjusted free cash flow alongside other measures of financial performance and liquidity, including our net (loss) income, (loss) earnings per share and cash flow from operating activities, respectively, and other GAAP measures.

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$132,160	$134,641
Accounts and notes receivable, net of allowance for doubtful accounts of $8,517 as of June 30, 2023 and $8,019 as of December 31, 2022	111,339	145,574
Inventories	433,107	447,741
Prepaid expenses and other current assets	62,950	87,272
Total current assets	739,556	815,228
Property, plant and equipment	899,724	869,168
Less: accumulated depreciation	375,110	350,022
Net property, plant and equipment	524,614	519,146
Deferred income taxes	20,977	11,960
Goodwill	171,117	171,117
Other assets	69,410	86,727
Total assets	$1,525,674	$1,604,178
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,691	$103,156
Long-term debt, current maturities	130	124
Accrued income and other taxes	19,158	40,592
Other accrued liabilities	78,186	89,349
Related party payable - Tax Receivable Agreement	5,137	4,631
Total current liabilities	180,302	237,852

Long-term debt	923,394	921,803
Other long-term obligations	49,289	50,822
Deferred income taxes	46,093	45,065
Related party payable - Tax Receivable Agreement long-term	5,784	10,921
Stockholders’ equity:
Preferred stock, par value $0.01, 300,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 3,000,000,000 shares authorized, 256,795,420 and 256,597,342 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	2,568	2,566
Additional paid-in capital	747,275	745,164
Accumulated other comprehensive loss	(6,671)	(8,070)
Accumulated deficit	(422,360)	(401,945)
Total stockholders’ equity	320,812	337,715

Total liabilities and stockholders’ equity	$1,525,674	$1,604,178

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net sales	$185,561	$363,646	$324,363	$729,891
Cost of goods sold	157,216	201,496	269,861	392,710
Gross profit	28,345	162,150	54,502	337,181
Research and development	1,196	723	2,388	1,603
Selling and administrative expenses	18,551	18,030	40,702	39,284
Operating income	8,598	143,397	11,412	296,294

Other expense (income), net	455	(563)	1,108	(760)
Interest expense	13,907	9,399	26,713	18,611
Interest income	(242)	(1,858)	(614)	(1,956)
(Loss) income before provision (benefit) for income taxes	(5,522)	136,419	(15,795)	280,399
Provision (benefit) for income taxes	2,329	21,422	(575)	41,219
Net (loss) income	$(7,851)	$114,997	$(15,220)	$239,180

Basic (loss) income per common share:
Net (loss) income per share	$(0.03)	$0.44	$(0.06)	$0.92
Weighted average common shares outstanding	257,003,691	258,845,588	256,935,763	260,719,446
Diluted (loss) income per common share:
Net (loss) income per share	$(0.03)	$0.44	$(0.06)	$0.92
Weighted average common shares outstanding	257,003,691	258,845,588	256,935,763	260,734,273

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash flow from operating activities:
Net (loss) income	$(7,851)	$114,997	$(15,220)	$239,180
Adjustments to reconcile net (loss) income to cash (used in) provided by operations:
Depreciation and amortization	15,322	14,012	26,099	28,446
Deferred income tax (benefit) provision	(2,674)	5,162	(6,424)	6,557
Non-cash stock-based compensation expense	1,385	573	2,181	1,038
Non-cash interest expense	9,500	(1,528)	11,684	(3,674)
Other adjustments	(6,521)	3,008	(6,416)	3,411
Net change in working capital*	(19,257)	(74,579)	6,400	(61,989)
Change in related party Tax Receivable Agreement	—	—	(4,631)	(3,828)
Change in long-term assets and liabilities	1,072	(1,522)	2,101	(2,702)
Net cash (used in) provided by operating activities	(9,024)	60,123	15,774	206,439
Cash flow from investing activities:
Capital expenditures	(14,518)	(12,493)	(39,789)	(29,348)
Proceeds from the sale of fixed assets	122	66	214	139
Net cash used in investing activities	(14,396)	(12,427)	(39,575)	(29,209)
Cash flow from financing activities:
Interest rate swap settlements	23,823	(546)	27,453	(1,433)
Debt issuance and modification costs	(6,196)	(2,232)	(6,324)	(2,232)
Proceeds from the issuance of long-term debt, net of original issuance discount	438,552	—	438,552	—
Principal payments on long-term debt	(433,708)	(40,000)	(433,708)	(110,000)
Repurchase of common stock	—	(30,000)	—	(60,000)
Payments for taxes related to net share settlement of equity awards	—	—	(129)	(230)
Proceeds from exercise of stock options	—	—	—	225
Dividends paid to non-related party	(1,928)	(1,932)	(3,854)	(3,917)
Dividends paid to related party	(640)	(639)	(1,280)	(1,279)
Principal payments under finance lease obligations	(10)	—	(10)	—
Net cash provided by (used in) financing activities	19,893	(75,349)	20,700	(178,866)
Net change in cash and cash equivalents	(3,527)	(27,653)	(3,101)	(1,636)
Effect of exchange rate changes on cash and cash equivalents	247	(1,565)	620	(43)
Cash and cash equivalents at beginning of period	135,440	85,053	134,641	57,514
Cash and cash equivalents at end of period	$132,160	$55,835	$132,160	$55,835

* Net change in working capital due to changes in the following components:
Accounts and notes receivable, net	$(27,630)	$102	$34,720	$(1,119)
Inventories	35,629	(80,502)	18,732	(104,717)
Prepaid expenses and other current assets	(8,455)	(8,730)	4,133	(14,028)
Income taxes payable	3,198	2,983	(22,396)	(16,436)
Accounts payable and accruals	(16,646)	17,428	(29,141)	74,386
Interest payable	(5,353)	(5,860)	352	(75)
Net change in working capital	$(19,257)	$(74,579)	$6,400	$(61,989)

EXHIBIT 99.1
NON-GAAP RECONCILIATIONS
(Dollars in thousands, except per share and per MT data)
(Unaudited)
The following tables reconcile our non-GAAP key financial measures to the most directly comparable GAAP measures:

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income
				Six Months Ended June 30,
	Q2 2023	Q1 2023	Q2 2022	2023	2022

Net (loss) income	$(7,851)	$(7,369)	$114,997	$(15,220)	$239,180

Diluted (loss) income per common share:
Net (loss) income per share	$(0.03)	$(0.03)	$0.44	$(0.06)	$0.92
Weighted average shares outstanding	257,003,691	256,974,904	258,845,588	256,935,763	260,734,273

Adjustments, pre-tax:
Pension and OPEB plan expenses(1)	899	918	553	1,817	1,104
Public offerings and related expenses(2)	—	—	100	—	100
Non-cash losses (gains) on foreign currency remeasurement(3)	273	447	(1,002)	720	234
Stock-based compensation expense(4)	1,385	796	573	2,181	1,038
Related party payable - Tax Receivable Agreement adjustment(5)	—	16	—	16	(180)
Total non-GAAP adjustments pre-tax	2,557	2,177	224	4,734	2,296
Income tax impact on non-GAAP adjustments(6)	474	357	119	831	454
Adjusted net (loss) income	$(5,768)	$(5,549)	$115,102	$(11,317)	$241,022

Reconciliation of (Loss) Earnings Per Share to Adjusted (Loss) Earnings Per Share
				Six Months Ended June 30,
	Q2 2023	Q1 2023	Q2 2022	2023	2022

(Loss) earnings per share	$(0.03)	$(0.03)	$0.44	$(0.06)	$0.92
Adjustments per share:
Pension and OPEB plan expenses(1)	—	0.01	—	0.01	—
Public offerings and related expenses(2)	—	—	—	—	—
Non-cash losses (gains) on foreign currency remeasurement(3)	—	—	—	—	—
Stock-based compensation expense(4)	0.01	—	—	0.01	—
Related party payable - Tax Receivable Agreement adjustment(5)	—	—	—	—	—
Total non-GAAP adjustments pre-tax per share	0.01	0.01	—	0.02	—
Income tax impact on non-GAAP adjustments per share(6)	—	—	—	—	—
Adjusted (loss) earnings per share	$(0.02)	$(0.02)	$0.44	$(0.04)	$0.92

EXHIBIT 99.1

Reconciliation of Net (Loss) Income to Adjusted EBITDA
				Six Months Ended June 30,
	Q2 2023	Q1 2023	Q2 2022	2023	2022

Net (loss) income	$(7,851)	$(7,369)	$114,997	$(15,220)	$239,180
Add:
Depreciation and amortization	15,322	10,777	14,012	26,099	28,446
Interest expense	13,907	12,806	9,399	26,713	18,611
Interest income	(242)	(372)	(1,858)	(614)	(1,956)
Income taxes	2,329	(2,904)	21,422	(575)	41,219
EBITDA	23,465	12,938	157,972	36,403	325,500
Adjustments:
Pension and OPEB plan expenses(1)	899	918	553	1,817	1,104
Public offerings and related expenses(2)	—	—	100	—	100
Non-cash losses (gains) on foreign currency remeasurement(3)	273	447	(1,002)	720	234
Stock-based compensation expense(4)	1,385	796	573	2,181	1,038
Related party payable - Tax Receivable Agreement adjustment(5)	—	16	—	16	(180)
Adjusted EBITDA	$26,022	$15,115	$158,196	$41,137	$327,796

Reconciliation of Net Cash (Used in) Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
				Six Months Ended June 30,
	Q2 2023	Q1 2023	Q2 2022	2023	2022

Net cash (used in) provided by operating activities	$(9,024)	$24,798	$60,123	$15,774	$206,439
Capital expenditures	(14,518)	(25,271)	(12,493)	(39,789)	(29,348)
Free cash flow	(23,542)	(473)	47,630	(24,015)	177,091

Interest rate swap settlements(7)(8)	23,823	3,630	(546)	27,453	(1,433)
Change in Control payment(9)	—	—	—	—	443
Adjusted free cash flow	$281	$3,157	$47,084	$3,438	$176,101

Reconciliation of Cost of Goods Sold to Cash Cost of Goods Sold per MT
				Six Months Ended June 30,
	Q2 2023	Q1 2023	Q2 2022	2023	2022

Cost of goods sold	$157,216	$112,645	$201,496	$269,861	$392,710
Less:
Depreciation and amortization(10)	13,605	9,065	12,303	22,670	25,036
Cost of goods sold - by-products and other(11)	4,958	8,332	15,974	13,290	28,443
Cash cost of goods sold	138,653	95,248	173,219	233,901	339,231
Sales volume (in thousands of MT)	26.4	16.9	42.3	43.3	85.6
Cash cost of goods sold per MT	$5,252	$5,636	$4,095	$5,402	$3,963

EXHIBIT 99.1
(1)Net periodic benefit cost for our pension and OPEB plans.
(2)Legal, accounting, printing and registration fees associated with the public offerings and related expenses.
(3)Non-cash losses (gains) from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)Non-cash expense for stock-based compensation grants.
(5)Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(6)The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.
(7)Receipt (payment) of cash related to the monthly settlement of our outstanding interest rate swap contracts.
(8)The three and six months ended June 30, 2023 include cash received from the termination of our interest rate swap contracts.
(9)In the second quarter of 2021, we incurred pre-tax Change in Control charges of $88 million as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our total shares outstanding. Of the $88 million in pre-tax Change in Control charges, $73 million were cash and $15 million were non-cash. An aggregate of $72 million of the cash charges have been paid through the second quarter of 2023 and an additional $1 million will be paid in subsequent quarters, as a result of the timing of related payroll tax payments.
(10)Reflects the portion of depreciation and amortization that is recognized in cost of goods sold.
(11)Primarily reflects cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes.

Contact:
Michael Dillon
216-676-2000
investor.relations@graftech.com